EXHIBIT 99.2

TPT Global Tech pays off remaining balance of Convertible Promissory Note to JSJ Investments, remainder of note converted to common stock

SAN DIEGO, March 2, 2020/IssuerDirect / -- TPT Global Tech, Inc. (“TPTG or the Company”) (OTCBB:TPTW) announced today it has successfully paid off the remaining balance of the convertible promissory note due June 6, 2020 issued by the Company to JSJ Investments Inc for $112,000 on June 6, 2019. (“JSJ”). The remaining balance paid included a premium and equaled $97,000, including accrued interest, which amounts were aside from the $43,680 in principal that was converted into 18,500,000 shares of the Company’s common stock since June 6, 2019. The payoff was made possible due to a new merchant advance loan entered into by the Company with Advantage Funding for which the Company received $500,000 in cash proceeds on February 25, 2019 and is required to be repaid at a rate of $14,221 weekly for 50 equal payments for a total of $716,720.

The proceeds from the convertible promissory note issued to JSJ were used as part of the acquisition of the assets of SpeedConnect, LLC, which assets were conveyed into TPT SpeedConnect, LLC (“TPT SpeedConnect”), wholly owned by the Company. The acquisition included the tradename of SpeedConnect. SpeedConnect is located in Frankenmuth, Michigan and is one of the largest Rural Wireless Internet Services Providers in the United States. SpeedConnect has operations in 10 Midwestern states, Arizona, Idaho, Illinois, Iowa, Michigan, Montana, Minnesota, South Dakota, Nebraska and Texas. The Company’s plans are to upgrade the existing SpeedConnect 10 state Broadband network to a 4G+/5G network offering faster speeds and added value products such as TV, Voice and Data Services to its 16,000 Rural Middle American telecommunication’s customers.

“The conversion to stock and subsequent sale by JSJ has had an adverse effect on our TPTW common stock price. JSJ converted portions of their convertible promissory note adding pressure on the company’s stock price. We are very pleased the company has been able to pay off the remaining balances of the JSJ convertible promissory note. In the month of February, the company successfully completed paying the remaining balances of three debt relationships, Advantage Funding’s merchant advance loan of $753K, Geneva Roth Remark Holdings convertible promissory note of $43K and now the remaining balance on JSJ's $112,000 convertible note.” said Stephen Thomas CEO TPTW.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

About TPT Global Tech

TPT Global Tech Inc. (OTC:TPTW) based in San Diego, California, is a Technology/Telecommunications Media Content Hub for Domestic and International syndication and also provides Technology solutions to businesses domestically and worldwide. TPT Global offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS) and carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT's also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.`

Frank Benedetto
619-915-9422